Exhibit 99.2

805 King Farm Blvd.
Rockville, MD 20850 / USA

Nasdaq.com

By Electronic Delivery to: ywanghao@126.com; AOrudjev@schiffhardin.com; pwong@colomagc.com

May 22, 2015

Mr. Wang Hao

President, Chief Executive Officer

Andatee China Marine Fuel Services Corporation

24/F Xiwang Tower, No. 136, Zhongshan Road

Dalian, P.R. of China

Re:	Andatee China Marine Fuel Services Corporation (the “Company”)
Nasdaq	Symbol: AMCF

Dear Mr. Hao:

I am following up on a recent telephone conversation with Alec Orujdev in which I explained that since we have not received the Company’s Form 10-Q for the period ended March 31, 2015, and because the Company remains delinquent in filing its Form 10-K for the fiscal year ended December 31, 2015 (the “Initial Delinquent Filing”), the Company does not comply with our Listing Rules (the “Rules”) for continued listing. 1 In accordance with our letter dated April 6, 2015, the Company has until June 5, 2015 to submit a plan to regain compliance with respect to these delinquent reports. Please note that any Staff exception to allow the Company to regain compliance, if granted, will be limited to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or September 28, 2015.

As detailed in our letter dated April 6, 2015, your plan should be as definitive as possible, addressing any issues that you believe would support your request for an exception. In determining whether to grant an exception, Staff will consider, and the Company should address, its specific circumstances, including the likelihood that the periodic reports can be made within the exception period, the Company’s past compliance history, the reasons for the late filing, corporate events that may occur within the exception period, the Company’s general financial status, and its disclosures to the market.

Please email your plan to me at darryl.bass@nasdaq.com no later than June 5, 2015. After we review the plan, I will contact you if we have any questions or comments and will provide you written notice of our decision. If we do not accept your plan, you will have the opportunity to appeal that decision to a Hearings Panel. 2

1 Listing Rule 5250(c)(1). For online access to all Nasdaq Rules, please see “Nasdaq Reference Links,” included with this letter.

2 See Listing Rule 5815.

Mr. Wang Hao

May 22, 2015

Our Rules require that the Company, as promptly as possible, but no later than four business days from the receipt of this letter, make a public announcement by issuing a press release disclosing receipt of this letter and the Nasdaq Rule(s) upon which it is based. 3 The Company must also submit the announcement to Nasdaq’s MarketWatch Department. 4 If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time. Please note that if you do not make the required announcement trading in your securities will be halted. 5

Finally, even though the Company has not filed its periodic report it is still required to provide us with the number of shares issued and outstanding at the end of each quarter. We would appreciate receiving this information electronically via the “Shares Outstanding Change Form,” which can be completed electronically through the NASDAQ OMX Listing Center located at https://listingcenter.nasdaq.com. In order to complete the Form, you will need to log in to the Listing Center or create an account, if you do not already have one. Once you are logged in, you will need to enter your CUSIP number to complete your submission. This form should be submitted electronically to us no later than seven days from receipt of this letter. If necessary, the Company may provide us with an estimated number.

If you have any questions, please contact me at +1 301 978 8062.

Sincerely,

Darryl Bass

Listing Analyst

Nasdaq Listing Qualifications

Enclosures

3 Listing Rule 5810(b).

4 The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at www.NASDAQ.net.

5 Listing IM-5810-1.

NASDAQ REFERENCE LINKS

Topic	Description

NASDAQ Listing Rules	All initial and continued listing rules

Board composition , committee requirements
Corporate Governance	and shareholder approval

Fees	FAQ's Listing Fees

Frequently Asked Questions	Topics related to initial listing
(FAQ's)	and continued listing

Hearing Requests & Process	Discussion of the Nasdaq Hearings process

Listing of Additional Shares (LAS)	Explanation of Nasdaq’s Listing of Additional Shares process

Transfer to the Nasdaq Capital
Market	Procedures and application to transfer securities to the Nasdaq Capital Market

Access to all Nasdaq listing information and forms can be accessed at the following:
https://listingcenter.nasdaq.com/Home.aspx